Exhibit 8(b)


                            (Letterhead of Norton Rose)

22nd December, 1999


TXU Europe Capital I
TXU Europe Funding I, L.P.
Energy Plaza
1601 Bryan Street
Dallas, Texas  75201

TXU Europe Limited
TXU Eastern Funding Company
The Adelphi
1-11 John Adam Street
London, England WC2N 6HT

Ladies and Gentlemen:

          We have acted as English legal advisers to TXU Europe Limited, a private limited company incorporated under the laws of England and Wales (Company), TXU Eastern Funding Company, a private unlimited company incorporated under the laws of England and Wales (Funding), TXU Europe Funding I, L.P., a Delaware limited partnership (Partnership) and TXU Europe Capital I, a Delaware statutory business trust (Trust), in connection with the preparation and filing by the Company, Funding, the Partnership and the Trust with the Securities and Exchange Commission of a Registration Statement on Form S-1 (Registration Statement) under the Securities Act of 1933, as amended, with respect to (i) the preferred trust securities (Preferred Trust Securities) to be issued by the Trust, (ii) the guarantee to be issued by the Company to The Bank of New York, as trustee, for the benefit of the holders of the Preferred Trust Securities,
(iii) the preferred partnership securities (Preferred Partnership Securities) to be issued by the Partnership, (iv) the guarantee to be issued by the Company to The Bank of New York, as trustee, for the benefit of holders of the Preferred Partnership Securities, (v) the junior subordinated debentures (Funding Debentures) to be issued by Funding pursuant to an indenture (Funding Indenture), (vi) the guarantee to be issued by the Company to The Bank of New York, as trustee, for the benefit of the holders of Funding Debentures pursuant to the terms of the Funding Indenture, and (vii) the guarantees to be issued by the Company to The Bank of New York, as trustee, for the benefit of the holders of junior subordinated debentures to be issued by one or more of the Company's eligible subsidiaries, each pursuant to the terms of one or more indentures, each substantially in the form filed as exhibits to the Registration Statement.

          Our opinion is based upon facts described in the Registration Statement and upon facts represented to us or determined by us as of the date hereof. Our opinion is also based upon existing United Kingdom law, practice and judicial and administrative precedent, all of which are subject to change either prospectively or retroactively.

          Based upon the foregoing, it is our opinion that the summary of current law and practice in the United Kingdom relating to taxation of interest on the subsidiary debentures as set out under the heading MATERIAL INCOME TAX CONSIDERATIONS - "UK Tax Considerations" is a summary of current United
Kingdom tax consequences in respect of such interest for those holders of Preferred Trust Securities to whom that summary relates. We express no opinion on the two statements of intention on the part of the partnership (a) as to the collection of interest on the subsidiary debentures from a paying agent in New York or Luxembourg, and (b) as to its not appointing a UK collecting agent in respect of that interest.



                                                Yours faithfully,

                                                /s/ Norton Rose

                                                NORTON ROSE



                                      2